Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements on Form S-8 (Registration Nos. 2-90702, 33-18202, 33-55986, 33-56101, 333-95043, 333-109890 and 333-165130) of Ecolab Inc. of our report, dated November 10, 2015, appearing in this annual report on Form 11-K of the Ecolab Savings Plan and ESOP as of and for the year ended December 31, 2013.

/s/ Olsen Thielen & Co., Ltd.

St. Paul, Minnesota
November 10, 2015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements on Form S-8 (Registration Nos. 2-90702, 33-18202, 33-55986, 33-56101, 333-95043, 333-109890 and 333-165130) of Ecolab Inc. of our report, dated June 26, 2013, appearing in this annual report on Form 11-K of the Ecolab Savings Plan and ESOP as of December 31, 2012.

/s/ RSM US LLP (formerly McGladrey LLP)

Minneapolis, Minnesota
November 10, 2015